Exhibit 99.1
FORM 10-Q
QUARTERLY REPORT
Quarter Ended June 30, 2010
INDEX

Page
Part I: FINANCIAL INFORMATION
Item 1. Condensed Consolidated Financial Statements (unaudited)
A. Condensed Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009	2
B. Condensed Consolidated Statements of Earnings for the three-month and six-month periods ended June 30, 2010 and 2009	3
C. Condensed Consolidated Statement of Equity and Comprehensive Earnings for the six-month period ended June 30, 2010	4
D. Condensed Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2010 and 2009	5
E. Notes to Condensed Consolidated Financial Statements	6

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$502.0	$430.9
Settlement deposits	43.5	50.8
Trade receivables, net of allowance for doubtful accounts of $43.5 and $41.8 at June 30, 2010 and December 31, 2009, respectively	737.0	765.4
Settlement receivables	61.9	62.5
Other receivables	23.7	30.9
Receivable from related parties	33.4	32.0
Prepaid expenses and other current assets	144.8	141.2
Deferred income taxes	71.9	80.9
Assets held for sale	—	71.5

Total current assets	1,618.2	1,666.1
Property and equipment, net	368.3	375.9
Goodwill	8,207.0	8,232.9
Intangible assets, net	2,296.0	2,396.8
Computer software, net	905.3	932.7
Deferred contract costs	239.7	261.4
Other noncurrent assets	131.8	131.8

Total assets	$13,766.3	$13,997.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$480.9	$523.2
Due to Brazilian venture partners	73.3	73.0
Settlement payables	115.1	122.3
Current portion of long-term debt	263.7	236.7
Deferred revenues	279.2	279.5

Total current liabilities	1,212.2	1,234.7
Deferred revenues	89.2	104.8
Deferred income taxes	856.4	915.9
Long-term debt, excluding current portion	2,697.2	3,016.6
Other long-term liabilities	232.8	207.0

Total liabilities	5,087.8	5,479.0

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value; 200 shares authorized, none issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock $0.01 par value; 600 shares authorized, 381.1 shares issued at June 30, 2010 and December 31, 2009, respectively	3.8	3.8
Additional paid in capital	7,242.2	7,345.1
Retained earnings	1,280.4	1,134.6
Accumulated other comprehensive earnings	16.1	82.2
Treasury stock, $0.01 par value, 2.4 and 6.6 shares at June 30, 2010 and December 31, 2009, respectively, at cost	(66.4)	(256.8)

Total FIS stockholders’ equity	8,476.1	8,308.9
Noncontrolling interest	202.4	209.7

Total equity	8,678.5	8,518.6

Total liabilities and equity	$13,766.3	$13,997.6

See accompanying notes to unaudited condensed consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(In millions, except per share data)
(Unaudited)

	Three-month periods		Six-month periods
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Processing and services revenues (for related party activity, see note 3)	$1,286.1	$829.2	$2,535.7	$1,623.3
Cost of revenues (for related party activity, see note 3)	912.2	622.8	1,819.4	1,241.2

Gross profit	373.9	206.4	716.3	382.1
Selling, general, and administrative expenses (for related party activity, see note 3)	197.0	93.0	355.6	188.9

Operating income	176.9	113.4	360.7	193.2

Other income (expense):
Interest expense, net	(19.3)	(31.3)	(47.6)	(62.5)
Other income (expense), net	(12.6)	5.5	(17.9)	6.7

Total other income (expense)	(31.9)	(25.8)	(65.5)	(55.8)

Earnings from continuing operations before income taxes	145.0	87.6	295.2	137.4
Provision for income taxes	53.6	30.1	109.2	47.2

Earnings from continuing operations, net of tax	91.4	57.5	186.0	90.2
Earnings (losses) from discontinued operations, net of tax	(0.3)	2.1	(1.4)	2.1

Net earnings	91.1	59.6	184.6	92.3
Net earnings attributable to noncontrolling interest	(1.2)	(0.4)	(1.1)	(0.1)

Net earnings attributable to FIS common stockholders	$89.9	$59.2	$183.5	$92.2

Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$0.24	$0.30	$0.49	$0.47
Net earnings per share — basic from discontinued operations attributable to FIS common stockholders	—	0.01	—	0.01

Net earnings per share — basic attributable to FIS common stockholders	$0.24	$0.31	$0.49	$0.48

Weighted average shares outstanding — basic	376.5	190.3	374.9	190.2

Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$0.23	$0.30	$0.48	$0.47
Net earnings per share — diluted from discontinued operations attributable to FIS common stockholders	—	0.01	—	0.01

Net earnings per share — diluted attributable to FIS common stockholders	$0.23	$0.31	$0.48	$0.48

Weighted average shares outstanding — diluted	384.6	192.7	382.3	192.2

Cash dividends paid per share	$0.05	$0.05	$0.10	$0.10

Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$90.2	$57.1	$184.9	$90.1
Earnings (losses) from discontinued operations, net of tax	(0.3)	2.1	(1.4)	2.1

Net earnings attributable to FIS common stockholders	$89.9	$59.2	$183.5	$92.2

See accompanying notes to unaudited condensed consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Condensed Consolidated Statement of Equity and Comprehensive Earnings
(In millions, except per share amounts)
(Unaudited)

			Amount
			FIS Stockholders
						Accumulated
	Number of Shares			Additional		Other
	Common	Treasury	Common	Paid In	Retained	Comprehensive	Treasury	Noncontrolling	Comprehensive	Total
	Shares	Stock	Stock	Capital	Earnings	Earnings	Stock	Interest	Earnings	Equity
Balances, December 31, 2009	381.1	(6.6)	$3.8	$7,345.1	$1,134.6	$82.2	$(256.8)	$209.7	$—	$8,518.6
Exercise of stock options and stock purchase right	—	5.6	—	(136.3)	—	—	222.6	—	—	86.3
Excess income tax benefit from exercise of stock options	—	—	—	5.3	—	—	—	—	—	5.3
Stock-based compensation	—	—	—	26.4	—	—	—	—	—	26.4
Purchases of treasury stock	—	(1.4)	—	—	—	—	(32.2)	—	—	(32.2)
Cash dividends paid ($0.10 per share) and other	—	—	—	—	(37.7)	—	—	(1.6)	—	(39.3)
Other noncontrolling interest transactions	—	—	—	1.7	—	—	—	(1.1)	—	0.6
Comprehensive earnings:
Net earnings	—	—	—	—	183.5	—	—	1.1	184.6	184.6
Other comprehensive earnings, net of tax:
Unrealized gain (loss) on investments and derivatives, net	—	—	—	—	—	(7.9)	—	—	(7.9)	(7.9)
Unrealized gain (loss) on foreign currency translation	—	—	—	—	—	(58.2)	—	(5.7)	(63.9)	(63.9)

Comprehensive earnings:									$112.8

Balances, June 30, 2010	381.1	(2.4)	$3.8	$7,242.2	$1,280.4	$16.1	$(66.4)	$202.4		$8,678.5

     See accompanying notes to unaudited condensed consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six-month periods
	ended June 30,
	2010	2009
Cash flows from operating activities:
Net earnings	$184.6	$92.3
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	305.1	184.1
Stock-based compensation	26.4	18.3
Deferred income taxes	(44.9)	(31.8)
Excess income tax benefit from exercise of stock options	(5.3)	(0.1)
Other operating activities, net	9.5	1.7
Net changes in assets and liabilities, net of effects from acquisitions:
Trade receivables	48.8	93.8
Settlement receivables	0.7	8.2
Prepaid expenses and other assets	(5.9)	19.3
Deferred contract costs	(20.6)	(25.3)
Deferred revenue	(4.4)	2.5
Accounts payable, accrued liabilities, and other liabilities	(48.8)	(31.9)

Net cash provided by operating activities	445.2	331.1

Cash flows from investing activities:
Additions to property and equipment	(47.6)	(27.1)
Additions to computer software	(86.6)	(69.1)
Net proceeds from sale of assets	71.5	—
Acquisitions, net of cash acquired	(46.6)	(3.8)
Other investing activities, net	36.0	—

Net cash used in investing activities	(73.3)	(100.0)

Cash flows from financing activities:
Borrowings	4,250.1	1,198.7
Repayment of borrowings	(4,544.3)	(1,420.1)
Capitalized debt issuance costs	(17.7)	—
Excess income tax benefit from exercise of stock options	5.3	0.1
Proceeds from exercise of stock options	86.3	6.0
Treasury stock purchases	(32.2)	—
Dividends paid and other distributions	(39.3)	(19.1)
Other financing activity	3.3	—

Net cash used in financing activities	(288.5)	(234.4)

Effect of foreign currency exchange rate changes on cash	(12.3)	10.3

Net increase in cash and cash equivalents	71.1	7.0
Cash and cash equivalents, beginning of period	430.9	220.9

Cash and cash equivalents, end of period	$502.0	$227.9

Supplemental cash flow information:
Cash paid for interest	$64.2	$61.8

Cash paid for taxes	$139.5	$89.3

See accompanying notes to unaudited condensed consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation, and its subsidiaries, and all references to “Metavante” are to Metavante Technologies, Inc., and its subsidiaries, as acquired by FIS on October 1, 2009.
(1) Basis of Presentation
     The unaudited financial information included in this report includes the accounts of FIS and its subsidiaries prepared in accordance with U.S. generally accepted accounting principles and the instructions to Form 10-Q and Article 10 of Regulation S-X. All adjustments considered necessary for a fair presentation have been included. This report should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The preparation of these Condensed Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. Certain reclassifications have been made in the 2009 Condensed Consolidated Financial Statements to conform to the classifications used in 2010.
     We report the results of our operations in four reporting segments: 1) Financial Solutions Group (“FSG”), 2) Payment Solutions Group (“PSG”), 3) International Solutions Group (“ISG”) and 4) Corporate and Other (Note 11).
(2) Change in Accounting for Revenue Recognition
     In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). This new standard revises the guidance for determining whether multiple deliverables in an arrangement can be separated for revenue recognition and how the consideration should be allocated. It eliminates the use of the residual method of revenue recognition and requires the allocation of consideration to each deliverable using the relative selling price method. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available.
     FIS early adopted the provisions of ASU 2009-13 prospectively for all new and materially modified arrangements entered into on or after January 1, 2010.
     Processing and services revenues year to date through June 30, 2010 would have been approximately $2.0 million less than reported if the new or materially modified arrangements after January 1, 2010 had been subject to the prior accounting guidance.
     This new guidance did not have a material impact on revenue recognition due to the existence of VSOE for most of the Company’s solutions. While the impact of adopting this change going forward will be a function of the component elements of new contracts entered into or materially modified, we expect a minimal impact in the timing and pattern of revenue recognition since we have established VSOE for those solutions comprising the vast majority of our revenues. The effect of the change will primarily relate to arrangements that include software licenses with other service elements that have historically resulted in revenue deferral for certain non-software elements. The Company does not expect this new accounting guidance to impact its future pricing practices or go-to-market strategies.
(3) Related Party Transactions
     We are party to certain related party agreements described below.
     Revenues and Expenses
     A detail of related party items included in revenues for the three-month and six-month periods ended June 30, 2010 and 2009 is as follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Banco Santander item processing revenue	$11.2	$10.1	$22.0	$18.7
Banco Bradesco item processing revenue	4.1	3.5	8.0	6.5
Banco Santander Brazilian Venture revenue	9.6	14.2	22.4	25.4
Banco Bradesco Brazilian Venture revenue	34.4	21.6	66.8	39.5
FNF data processing services revenue	12.4	12.3	24.0	24.1
Ceridian data processing services revenue	2.1	1.4	4.0	2.2
Sedgwick data processing services revenue	5.9	9.9	14.8	19.9
LPS services revenue	—	0.2	0.1	0.3

Total related party revenues	$79.7	$73.2	$162.1	$136.6

     See Note 7 for a discussion of the Brazilian outsourced card-processing venture with Banco Santander and Banco Bradesco (the “Brazilian Venture”).
     A detail of related party items included in operating expenses (net of expense reimbursements) for the three-month and six-month periods ended June 30, 2010 and 2009 is as follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Equipment and real estate leasing with FNF and LPS	$0.3	$6.2	$0.9	$12.1
Administrative corporate support and other services with FNF and LPS	1.0	(0.1)	1.8	(0.7)

Total related party expenses	$1.3	$6.1	$2.7	$11.4

     FNF
     We provide data processing services to Fidelity National Financial, Inc. (“FNF”), our former parent, consisting primarily of infrastructure support and data center management. The Executive Chairman of the Board of Directors of FIS is also the Executive Chairman of the Board of Directors of FNF. Our agreement with FNF runs through June 30, 2013, with an option to renew for one or two additional years, subject to certain early termination provisions (including the payment of minimum monthly service and termination fees). During the 2009 third quarter, FNF entered into a transaction that triggered the repayment of the $5.9 million note payable to FIS. We recorded interest income related to this note of less than $0.1 million for the three and six months ended June 30, 2009. Historically, FNF has provided to us, and to a lesser extent we have provided to FNF, certain administrative support services relating to general management and administration. The pricing for these services, both to and from FNF, is at cost. We also incurred expenses for amounts paid by us to FNF under leases of certain personal property and technology equipment.
     Ceridian
     We provide business process outsourcing services to Ceridian Corporation (“Ceridian”), a company in which FNF holds an approximate 33% equity interest.
     Sedgwick
     We provide data processing services to Sedgwick CMS, Inc. (“Sedgwick”), a company in which FNF held an approximate 32% equity interest through May 28, 2010. The revenue items with Sedgwick are, therefore, summarized above as related party activity through May 28, 2010.
     LPS
     We provide administrative services to Lender Processing Services, Inc. (“LPS”) as a result of the spin-off of this former subsidiary in July, 2008. In addition, we have entered into certain property management and real estate lease agreements with LPS relating to our Jacksonville corporate headquarters. LPS remained a related party through March 1, 2010 as Lee A. Kennedy served as the Executive Vice Chairman and a Director of the Board of FIS as well as the Chairman of the Board of LPS. Mr. Kennedy joined the FIS board in February 2006 and served as FIS’ President and Chief Executive Officer until the acquisition of Metavante on October 1, 2009. Effective March 1, 2010, Mr. Kennedy and the Company mutually agreed that he would no longer serve as an executive officer and director of the Company and its subsidiaries. The revenue and expense items with LPS are, therefore, summarized above as related party activity through March 1, 2010.
     We believe the amounts earned from or charged by us under each of the foregoing arrangements are fair and reasonable. We believe our service arrangements are priced within the range of prices we offer to third parties. However, the amounts we earned or

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
that were charged under these arrangements were not negotiated at arm’s-length, and may not represent the terms that we might have obtained from an unrelated third party.
(4) Unaudited Net Earnings per Share
     The basic weighted average shares and common stock equivalents for the three-month and six-month periods ended June 30, 2010 and 2009 are computed using the treasury stock method.
     The following table summarizes the earnings per share attributable to FIS common stockholders, for the three-month and six-month periods ended June 30, 2010 and 2009 (in millions, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Earnings from continuing operations attributable to FIS, net of tax	$90.2	$57.1	$184.9	$90.1
Earnings (losses) from discontinued operations attributable to FIS, net of tax	(0.3)	2.1	(1.4)	2.1

Net earnings attributable to FIS common stockholders	$89.9	$59.2	$183.5	$92.2

Weighted average shares outstanding — basic	376.5	190.3	374.9	190.2
Plus: Common stock equivalent shares assumed from conversion of options	8.1	2.4	7.4	2.0

Weighted average shares outstanding — diluted	384.6	192.7	382.3	192.2

Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$0.24	$0.30	$0.49	$0.47
Net earnings per share — basic from discontinued operations attributable to FIS common stockholders	—	0.01	—	0.01

Net earnings per share — basic attributable to FIS common stockholders	$0.24	$0.31	$0.49	$0.48

Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$0.23	$0.30	$0.48	$0.47
Net earnings per share — diluted from discontinued operations attributable to FIS common stockholders	—	0.01	—	0.01

Net earnings per share — diluted attributable to FIS common stockholders	$0.23	$0.31	$0.48	$0.48

     Options to purchase approximately 6.3 million shares and 11.3 million shares of our common stock for the three-month periods and 8.9 million shares and 15.1 million shares of our common stock for the six-month periods ended June 30, 2010 and 2009, were not included in the computation of diluted earnings per share because they were anti-dilutive.
5) Acquisitions and Dispositions
Metavante
     On October 1, 2009, we completed the acquisition of Metavante (the “Metavante Acquisition”). Metavante expanded the scale of FIS core processing and payment capabilities, added trust and wealth management services and added to our EFT capabilities with the NYCE Network. Metavante also added significant scale to treasury and cash management offerings and provided an entry into the healthcare and government payments markets.
     The total purchase price was as follows (in millions):

Value of Metavante common stock	$4,066.4
Value of Metavante stock awards	121.4

Total purchase price	$4,187.8

     We recorded a preliminary allocation of the purchase price to Metavante tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of October 1, 2009. Goodwill was recorded based on the amount by which the purchase price exceeded the fair value of the net assets acquired. The preliminary purchase price allocation was as follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued

Cash	$439.7
Trade and other receivables	237.9
Land, buildings, and equipment	119.8
Other assets	144.4
Computer software	287.7
Intangible assets	1,572.0
Goodwill	4,083.1
Liabilities assumed	(2,673.4)
Noncontrolling interest	(23.4)

Total purchase price	$4,187.8

     The following table summarizes the liabilities assumed in the Metavante Acquisition (in millions):

Long-term debt including current portion	$1,720.1
Deferred income taxes	544.4
Other liabilities	408.9

$2,673.4

     During the quarter ended March 31, 2010, the Company completed certain tax studies and appraisals and recorded a reduction of $3.9 million in the provisional goodwill balance, an offsetting reduction in other liabilities of $2.2 million, an increase in land, buildings and equipment of $1.5 million and adjustments of less than $1.0 million to trade and other receivables, accrued liabilities and deferred income taxes. These adjustments were not given retrospective application to December 31, 2009 due to their immateriality. No additional adjustments were recorded during the second quarter of 2010.
     As of the acquisition date, WPM, L.P., a Delaware limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. (collectively “Warburg Pincus”) owned 25% of the outstanding shares of Metavante common stock, and was a party to a purchase right agreement with Metavante that granted Warburg Pincus the right to purchase additional shares of Metavante common stock under certain conditions in order to maintain its relative ownership interest. The Company and Warburg Pincus entered into a replacement stock purchase right agreement effective upon consummation of the merger, granting Warburg Pincus the right to purchase comparable FIS shares in lieu of Metavante shares. The purchase right agreement relates to Metavante employee stock options that were outstanding as of the date of Warburg Pincus’ initial investment in Metavante. The stock purchase right may be exercised quarterly for a number of shares equal to one-third of the number of said employee stock options exercised during the preceding quarter, at a price equal to one-third of the aggregate exercise prices for such options. Alternatively, the right may be exercised for a number of shares equal to the difference between (i) one-third of the number of said employee stock options exercised during the preceding quarter and (ii) the quotient of one-third of the aggregate exercise prices of such options exercised divided by the quoted closing price of a common share on the day immediately before exercise of the purchase right, at a price equal to $.01 per share (“Net Settlement Feature”). In March 2010, 0.5 million shares were issued to Warburg Pincus relative to 2009 activity. An additional 20,445 shares were issued during June 2010 relative to first quarter 2010 activity. Warburg Pincus paid a nominal amount for these shares under the Net Settlement Feature of the agreement. As of June 30, 2010, approximately 5.7 million employee options remained outstanding that were subject to this purchase right; therefore, the right will permit Warburg Pincus to purchase at most an additional 1.9 million shares.
Disposition of ClearPar
     On October 30, 2009, we entered into a definitive agreement to sell ClearPar because its operations did not align with our strategic plans. The net assets were classified as held for sale at December 31, 2009, and the transaction was closed on January 1, 2010. We received proceeds of $71.5 million. ClearPar had revenues of $5.6 million and $9.3 million during the three and six months ended June 30, 2009, respectively. ClearPar had earnings (loss) before taxes of $4.0 million during the three months ended June 30, 2009 and ($1.8) million and $6.1 million during the six months ended June 30, 2010 and 2009, respectively. The operating results of ClearPar for the three-month and six-month periods ended June 30, 2010 and 2009 are recorded as discontinued operations in the Condensed Consolidated Statements of Earnings.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
6) Condensed Consolidated Financial Statement Details
     The following tables show the Company’s condensed consolidated financial statement details as of June 30, 2010 and December 31, 2009 (in millions):

	June 30, 2010
		Accumulated
		Depreciation and
	Cost	Amortization	Net
Property and equipment	$728.7	$360.4	$368.3

Intangible assets	$3,062.5	$766.5	$2,296.0

Computer software	$1,401.6	$496.3	$905.3

	December 31, 2009
		Accumulated
		Depreciation and
	Cost	Amortization	Net
Property and equipment	$697.6	$321.7	$375.9

Intangible assets	$3,041.5	$644.7	$2,396.8

Computer software	$1,381.6	$448.9	$932.7

(7) Brazilian Venture
     In March 2006, we entered into an agreement with ABN AMRO Real (“ABN”) and Banco Bradesco S.A. (“ Banco Bradesco”) to form a venture to provide comprehensive, fully outsourced credit card processing and call center services to Brazilian credit card issuers. During the third quarter of 2008, Banco Santander (“Banco Santander”) acquired majority control of ABN. Since then, Banco Santander publicly stated its intention to consolidate all Brazilian card processing operations onto its own in-house technology platform, and notified the Brazilian Venture during 2009 of its desire to exit the relationship. In late January 2010, Banco Santander ceased processing its card portfolio on the Brazilian Venture’s systems. We are presently negotiating Banco Santander’s exit from the Brazilian Venture, including an applicable termination payment, ongoing call center services, forgiveness of notes payable by FIS upon final migration of the card portfolios of Banco Santander and Banco Bradesco, and waiver of our put agreement, the terms of which must be approved by Banco Bradesco. We received a partial settlement payment of approximately $34.5 million during the 2010 first quarter which has been recorded as a deferred liability, pending final resolution of the negotiations and agreement by all parties.
     The Brazilian Venture currently processes approximately 13.6 million cards for Banco Bradesco and provides call center, cardholder support and collection services for all of Banco Bradesco’s card portfolios. As a result of the pending exit of Banco Santander from the Brazilian Venture, Banco Bradesco and the Company are renegotiating their business relationship under the Brazilian Venture. Early in the third quarter, Banco Bradesco and FIS agreed in principle on terms where FIS would continue to own 51% of the Brazilian Venture and consolidate the results. Banco Bradesco agreed to migrate processing of its original committed credit card portfolios to the Brazilian Venture. Additionally, all parties have agreed to the terms of the Santander settlement. We are currently negotiating definitive agreements.
(8) Long-Term Debt
     Long-term debt as of June 30, 2010 and December 31, 2009 consisted of the following (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued

	June 30,	December 31,
	2010	2009
Term Loan A-1, secured, quarterly principal amortization (1)	$386.8	$1,890.0
Term Loan A-2, secured, quarterly principal amortization (2)	2,003.6	—
Metavante Term Loan, secured, interest payable at LIBOR plus 3.25% (3.59% at June 30, 2010), maturing November 2014 (3)	229.0	794.5
Term Loan C, secured, interest payable at LIBOR plus 4.25%	—	200.0
Revolving Loan, secured (4)	308.9	336.0
Other promissory notes with various interest rates and maturities	32.6	32.8

	2,960.9	3,253.3
Less current portion	(263.7)	(236.7)

Long-term debt, excluding current portion	$2,697.2	$3,016.6

(1)	The applicable margin for interest payable on the Term Loan A-1 was not affected by the June 29, 2010 amendment and extension of the FIS Credit Agreement discussed below. As of June 30, 2010, the interest rate on the Term Loan A-1 was 1.10%.

(2)	Prior to the June 29, 2010 amendment and extension, interest on the Term Loan A-2 was generally payable at LIBOR plus an applicable margin of up to 1.25%. Subsequent to the amendment and extension, interest on the Term Loan A-2 is generally payable at LIBOR plus an applicable margin of up to 2.5% based upon the Company’s leverage ratio, as defined in the amended and extended credit agreement discussed below and as reported quarterly pursuant thereto. As of June 30, 2010, the interest rate on the Term Loan A-2 was 2.85%.

(3)	Net of $1.0 million and $3.3 million fair value discount at June 30, 2010 and December 31, 2009, respectively. On July 16, 2010, FIS repaid in full the outstanding amount under the Metavante Term Loan and terminated that credit facility.

(4)	Prior to the June 29, 2010 amendment and extension, interest on the Revolving Loan was generally payable at LIBOR plus an applicable margin of up to 1.00%, plus a facility fee of up to 0.25%, based upon the Company’s leverage ratio. The pre-amendment pricing continues to apply for the portion of the Revolving Loan that matures in January 2012, approximately $112.3 million of commitments. Interest on the portion of the Revolving Loan that matures in July 2014 is generally payable at LIBOR plus an applicable margin of up to 2.5%, based upon the Company’s leverage ratio, in addition to an unused commitment fee of 0.50%. As of June 30, 2010, the applicable rates on the 2012 and 2014 Revolving Loan maturities were 0.93% and 2.83%, respectively. A total of $724.8 million of Revolving Loan commitment was unused as of June 30, 2010.
     On June 29, 2010, we entered into an amendment and extension of our FIS Credit Agreement. The amendment and extension, among other things, (1) extended the maturity of a portion of the Revolving Loan and the Term Loan A from January 2012 to July 2014, as described below; (2) authorized certain increases in the amount of loans available thereunder; and (3) changed pricing of the loans. The size of the Term Loan A was increased by $562.8 million (the increase was used to prepay borrowings under our existing Metavante Term Loan). As of June 30, 2010, the aggregate amount outstanding under Term Loan A was $2,390.4 million (of which $2,003.6 million matures in July 2014). The size of the Revolving Loan was increased by approximately $141.2 million to an aggregate amount of $1,033.7 (of which $921.4 million matures in July 2014). The amended FIS Credit Agreement also provides for an aggregate of $1.9 million of term notes (the “LCPI Loans”) maturing on July 18, 2014.
     The fair value of the Company’s long-term debt at June 30, 2010 is estimated to be approximately $82.7 million lower than the carrying value (based on values of trades of our debt made in close proximity to quarter-end, which are considered Level 2 measurements) in accordance with the authoritative guidance for fair value measurements. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently.
     FIS may borrow, repay and re-borrow amounts under the Revolving Loan from time to time until the applicable maturities of the tranches included in the Revolving Loan. FIS must make quarterly principal payments under that portion of the Term Loan A that matures in 2012 (“Term Loan A-1”) of $11.3 million per quarter from September 30, 2010 through September 30, 2011, with the remaining principal balance payable on January 18, 2012. FIS must make quarterly principal payments under that portion of the Term Loan A that matures in 2014 (“Term Loan A-2”) of $50.1 million per quarter from September 30, 2010 through December 31, 2012,

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
and $75.1 million per quarter from March 31, 2013 through March 31, 2014, with the remaining principal balance payable on July 18, 2014. Due to a calculation error, the aggregate amount of the amortization payments made on June 30, 2010 in respect of Term Loan A-1 was less than the actual amount due on such date under the FIS Credit Agreement. To resolve this administrative error, FIS funded an aggregate amount of $1.4 million on July 6, 2010, and the administrative agent for the FIS Credit Agreement disbursed the additional amortization payment of such amount to the Term Loan A-1 lenders on the same date.
     In addition to the scheduled principal payments, the term loans are (with certain exceptions) subject to mandatory prepayment upon the occurrence of certain events. There were no mandatory prepayments owed for the period ended June 30, 2010. Voluntary prepayment of the term loans is generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Commitment reductions of the Revolving Loan are also permitted at any time without fee upon proper notice.
     The following table summarizes the mandatory annual principal payments with respect to Term Loan A pursuant to the FIS Credit Agreement and with respect to the Metavante Term Loan pursuant to Metavante Credit Agreement as of June 30, 2010 (in millions). There are no mandatory principal payments on the Revolving Loan; any balance outstanding on the Revolving Loan will be due and payable at the applicable scheduled maturity date of the respective tranches thereof:

			Metavante
	Term Loan A-1	Term Loan A-2	Term Loan	Total
2010	$24.1	$100.2	$—	$124.3
2011	34.0	200.4	—	234.4
2012	328.7	200.4	—	529.1
2013	—	300.5	—	300.5
2014	—	1,202.1	230.0	1,432.1

Total	$386.8	$2,003.6	$230.0	$2,620.4

     The Company also has an agreement to sell certain of its accounts receivable (the “AR Facility”) to a wholly-owned special purpose accounts receivable and financing entity, which funds its purchases, in part, by selling interests to a syndicate of financial institution purchasers in exchange for capital funding. The AR Facility was also amended on June 30, 2010 primarily to make conforming changes in regards to the amendment and extension of the FIS Credit Agreement. At June 30, 2010, there was no outstanding capital under the AR Facility.
     We monitor the financial stability of our counterparties on an ongoing basis. The lender commitments under the undrawn portions of the Revolving Loan and AR Facility are comprised of a diversified set of financial institutions, both domestic and international. The combined commitments of our top 10 lenders comprise about 69% of our Revolving Loan and AR Facility. The failure of any single lender to perform their obligations under the Revolving Loan and/or the AR Facility would not adversely impact our ability to fund operations. If the single largest lender were to simultaneously default under the terms of both the FIS Credit Agreement (impacting the capacity of the Revolving Loan) and the AR Facility, the maximum loss of available capacity on the undrawn portion of these agreements would be about $125.0 million As of June 30, 2010, the combined undrawn capacity of the Revolving Loan and the AR Facility was $869.8 million.
     See also Note 12 for a discussion of debt transactions consummated subsequent to June 30, 2010.
     Total debt issuance costs of $21.0 million are capitalized as of June 30, 2010 related to all of the above credit facilities. Due to the significance of the change in the present value of expected cash flows from the amendment and extension of our Term Loan A, a portion of the transaction was treated as a debt extinguishment. Accordingly, certain previously capitalized costs and fees and expenses related to the transaction totaling $12.8 million were treated as debt extinguishment expense in the second quarter and are recorded in Other Income (Expense) on the Condensed Consolidated Statement of Earnings.
     As of June 30, 2010, we have entered into the following interest rate swap transactions converting a portion of the interest rate exposure on our Term and Revolving Loans from variable to fixed (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued

				Bank Pays	FIS pays
Effective Date	Termination Date	Notional Amount		Variable Rate of	Fixed Rate of
April 12, 2010	April 11, 2011	$200.0		1 Month LIBOR (4)	0.76	%(5)
October 20, 2009	April 20, 2011	700.0		1 Month LIBOR (4)	0.99	%(5)
February 1, 2010	May 1, 2011	250.0		1 Month LIBOR (4)	0.75	%(5)
February 1, 2010	May 1, 2011	150.0		1 Month LIBOR (4)	0.74	%(5)
December 11, 2009	June 13, 2011	200.0		1 Month LIBOR (4)	0.91	%(5)
February 1, 2008	February 1, 2012	400.0	(1)	3 Month LIBOR (2)	3.87	%(3)
February 1, 2008	February 1, 2012	200.0		3 Month LIBOR (2)	3.44	%(3)

		$2,100.0

(1)	Notional value amortized from $600.0 million to $400.0 million on February 1, 2010 and will amortize from $400.0 million to $200.0 million on February 1, 2011.

(2)	0.53% in effect at June 30, 2010.

(3)	In addition to the fixed rates paid under the swaps, we currently pay an applicable margin of 3.25%. These swaps were acquired in the Metavante Acquisition. While the payments are fixed, interest expense associated with these swaps is recorded based on the floating rate curve established as of the acquisition date.

(4)	0.35% in effect at June 30, 2010.

(5)	Does not include the applicable margin and facility fees paid to bank lenders on Term Loan A and Revolving Loan as described above.
     We have designated these interest rate swaps as cash flow hedges and as such they are carried on the Condensed Consolidated Balance Sheets at fair value with changes in fair value included in Other Comprehensive Earnings, net of tax.
     A summary of the fair value of the Company’s derivative instruments is as follows (in millions):

	Liability Derivatives
	June 30, 2010		December 31, 2009
		Fair		Fair
	Balance Sheet Location	Value	Balance Sheet Location	Value
Interest rate swap contracts	Accounts payable and accrued liabilities	$4.8	Accounts payable and accrued liabilities	$13.4
Interest rate swap contracts	Other long-term liabilities	25.2	Other long-term liabilities	31.1

Total derivatives designated as hedging instruments		$30.0		$44.5

     In accordance with the authoritative guidance for fair value measurements, the inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements. We considered our own credit risk and the credit risk of the counterparties when determining the fair value of our interest rate swaps. Adjustments are made to these amounts and to Accumulated Other Comprehensive Earnings within the Condensed Consolidated Statement of Equity and Comprehensive Earnings as the factors that impact fair value change, including current and projected interest rates, time to maturity and required cash transfers/settlements with our counterparties. Periodic actual and estimated settlements with counterparties are recorded to interest expense as a yield adjustment to effectively fix the otherwise variable rate interest expense associated with the Term and Revolving Loans.
     As part of the Metavante Acquisition, the Company assumed interest rate swap liabilities with a fair value at October 1, 2009 of $45.1 million. During the 2009 fourth quarter, the Company terminated swaps for $10.0 million resulting in net acquired swap liabilities of $35.1 million. The fair value of the remaining acquired swaps was $25.2 million on June 30, 2010.
     A summary of the effect of derivative instruments on the Company’s Consolidated Statements of Earnings and recognized in Other Comprehensive Earnings (“OCE”) for the three and six months ended June 30, 2010 and 2009 is as follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued

	Amount of Loss			Amount of Loss Reclassified
	Recognized in OCE on			from Accumulated OCE into
	Derivative			Earnings
		Three	Location of Loss
Derivatives in Cash	Three Months	Months	Reclassified from	Three Months	Three Months
Flow Hedging	Ended June	Ended June	Accumulated OCE into	Ended June	Ended June
Relationships	30, 2010	30, 2009	Income	30, 2010	30, 2009
Interest rate swap contracts	$(5.4)	$(3.8)	Interest expense	$(8.6)	$(22.7)

	Amount of Loss			Amount of Loss Reclassified
	Recognized in OCE on			from Accumulated OCE into
	Derivative			Earnings
Location of Loss
Derivatives in Cash	Six Months	Six Months	Reclassified from	Six Months	Six Months
Flow Hedging	Ended June	Ended June	Accumulated OCE into	Ended June	Ended June
Relationships	30, 2010	30, 2009	Income	30, 2010	30, 2009
Interest rate swap contracts	$(22.0)	$(10.5)	Interest expense	$(26.4)	$(44.2)

     Approximately $6.0 million of the balance in Accumulated OCE at June 30, 2010 is expected to be reclassified into earnings over the next twelve months.
     Our existing cash flow hedges are highly effective and there was no impact on earnings due to hedge ineffectiveness. It is our practice to execute such instruments with credit-worthy banks at the time of execution and not to enter into derivative financial instruments for speculative purposes. As of June 30, 2010, we believe that our interest rate swap counterparties will be able to fulfill their obligations under our agreements and we believe we will have debt outstanding through the various expiration dates of the swaps such that the forecasted transactions remain probable of occurring.
     Our foreign exchange risk management policy permits the use of derivative instruments, such as forward contracts and options, to reduce volatility in our results of operations and/or cash flows resulting from foreign exchange rate fluctuations. Our international operations’ revenues and expenses are generally denominated in local currency, which limits the economic exposure to foreign exchange risk in those jurisdictions. We do not enter into foreign currency derivative instruments for trading purposes. At June 30, 2010, we had no foreign currency derivative instruments outstanding.
(9) Commitments and Contingencies
Litigation
     In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than the matters listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:
•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.
•	The Company reviews these matters on an on-going basis and follows the authoritative provisions for accounting for contingencies when making accrual and disclosure decisions. A liability must be accrued if (a) it is probable that an asset has been impaired or a liability has been incurred and (b) the amount of loss can be reasonably estimated. If one of these criteria has not been met, disclosure is required when there is at least a reasonable possibility that a loss may have been incurred. When assessing reasonably possible and probable outcomes, the Company bases decisions on the assessment of the ultimate outcome following all appeals. Legal fees associated with defending these matters are expensed as incurred.
     Driver’s Privacy Protection Act
     A putative class action lawsuit styled Richard Fresco, et al. v. Automotive Directions, Inc. et al., was filed against eFunds Corporation, a wholly-owned subsidiary of FIS (“eFunds”), and seven other non-related parties in the U.S. District Court for the Southern District of Florida during the second quarter of 2003. The complaint alleged that eFunds purchased motor vehicle records that were used for marketing and other purposes that are not permitted under the Federal Driver’s Privacy Protection Act (“DPPA”). The plaintiffs sought statutory damages, plus costs, attorney’s fees and injunctive relief. eFunds and five of the other seven defendants

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
settled the case with the plaintiffs. That settlement was approved by the court over the objection of a group of Texas drivers and motor vehicle record holders. The Fresco plaintiffs moved to amend the court’s order approving the settlement in order to seek a greater attorneys’ fee award and to recover supplemental costs. In the meantime, the objectors filed two class action complaints styled Sharon Taylor, et al. v. Biometric Access Company et al. and Sharon Taylor, et al. v. Acxiom et al. in the U.S. District Court for the Eastern District of Texas during the first quarter of 2007 alleging similar violations of the DPPA. The Acxiom action was filed against the Company’s ChexSystems, Inc. subsidiary, while the Biometric suit was filed against the Company’s Certegy Check Services, Inc. subsidiary. The judge recused himself in the Biometric action against Certegy because he was a potential member of the class. The lawsuit was then assigned to a new judge and Certegy filed a motion to dismiss. The district court granted Certegy’s motion to dismiss with prejudice in the third quarter of 2008. The Biometric plaintiffs appealed and after several extensions, arguments on appeal were heard on November 4, 2009. In the Acxiom case, ChexSystems filed a motion to dismiss or in the alternative, stay the action against it based upon the earlier settlement, and the court granted the motion to stay pending resolution of the Florida case. The court dismissed the ChexSystems lawsuit with prejudice against the remaining defendants in the third quarter of 2008. The Acxiom plaintiffs moved the court to amend the dismissal to exclude defendants that were parties to the Florida settlement, and that motion was granted. In the fourth quarter of 2008, the court in the ChexSystems case dismissed with prejudice all claims of the plaintiffs who were not also plaintiffs in the Florida case, against ChexSystems and the other defendants. The plaintiffs appealed the dismissal order, but excluded ChexSystems and the other settling defendants from the appeal. The Florida case was dismissed without prejudice during the fourth quarter of 2009. After final resolution of the Florida case, the parties in the Acxiom case stipulated to a dismissal of ChexSystems and the other defendants from this action, and the court issued its final order of dismissal without prejudice. The time for appeals in the Acxiom case has now expired. In the Biometric case, on July 14, 2010, the Fifth Circuit Court of Appeals affirmed the district court’s order of dismissal with prejudice.
     Searcy, Gladys v. eFunds Corporation
     This is a nationwide putative class action that was originally filed against eFunds and its affiliate Deposit Payment Protection Services, Inc. in the U.S. District Court for the Northern District of Illinois during the first quarter of 2008. The complaint seeks damages for an alleged willful violation of the Fair Credit Reporting Act (“FCRA”) in connection with the operation of the Shared Check Authorization Network. Plaintiff’s principal allegation is that consumers did not receive appropriate disclosures pursuant to § 1681g of the FCRA because the disclosures did not include: (i) all information in the consumer’s file at the time of the request; (ii) the source of the information in the consumer’s file; and/or (iii) the names of any persons who requested information related to the consumer’s check writing history during the prior year. The Company answered the complaint and is vigorously defending the matter. Plaintiff filed a motion for class certification which was granted with respect to two subclasses during the first quarter of 2010. The motion was denied with respect to all other subclasses. The Company filed a motion for reconsideration. The motion was granted and the two subclasses were decertified. The plaintiff also filed motions to amend her complaint to add two additional plaintiffs to the lawsuit. The court granted the motions. Discovery regarding the new plaintiffs is ongoing. During the second quarter of 2010, the Company filed a motion for summary judgment as to plaintiff and a motion for sanctions against the plaintiff and her counsel based on plaintiff’s alleged false statements that were filed in support of the motion for class certification.
Indemnifications and Warranties
     The Company often indemnifies its customers against damages and costs resulting from claims of patent, copyright, or trademark infringement associated with use of its software through software licensing agreements. Historically, the Company has not made any significant payments under such indemnifications, but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, the Company warrants to customers that its software operates substantially in accordance with the software specifications. Historically, no significant costs have been incurred related to software warranties and no accruals for warranty costs have been made.
(10) Share Repurchase Program and Recapitalization Plan
     On February 4, 2010 our Board of Directors approved a plan authorizing repurchases of up to 15.0 million shares of our common stock in the open market, at prevailing market prices or in privately negotiated transactions, through January 31, 2013. We repurchased 1.4 million shares of our common stock for $32.2 million, at an average price of $22.97 through March 31, 2010. No shares were repurchased during the three months ended June 30, 2010.
     On May 25, 2010, our Board of Directors authorized a leveraged recapitalization plan to repurchase up to $2.5 billion of our common stock at a price range of $29.00 — $31.00 per share of common stock through a modified “Dutch auction” tender offer. Under this offer, FIS shareholders may tender all or a portion of their common shares within the price range set forth above. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
share within the range at which the Company can purchase up to $2.5 billion of its common stock or such lesser number of shares as is properly tendered. The tender offer commenced on July 6, 2010 and expired on August 3, 2010.
(11) Segment Information
     Summarized financial information for the Company’s segments is shown in the following tables.
     As of and for the three-months ended June 30, 2010 (in millions):

				Corporate
	FSG	PSG	ISG	and Other	Total
Processing and services revenues	$458.3	$630.6	$200.7	$(3.5)	$1,286.1
Operating expenses	295.5	423.0	179.3	211.4	1,109.2

Operating income	$162.8	$207.6	$21.4	$(214.9)	176.9

Other income (expense) unallocated					(31.9)

Income from continuing operations					$145.0

Depreciation and amortization	$37.8	$24.7	$15.0	$74.8	$152.3

Capital expenditures	$45.5	$13.4	$14.4	$2.7	$76.0

Total assets	$4,851.4	$4,773.9	$1,723.1	$2,417.9	$13,766.3

Goodwill	$3,736.7	$4,023.4	$446.9	$—	$8,207.0

     As of and for the three-month period ended June 30, 2009 (in millions):

				Corporate
	FSG	PSG	ISG	and Other	Total
Processing and services revenues	$269.9	$379.2	$180.7	$(0.6)	$829.2
Operating expenses	181.0	282.9	160.9	91.0	715.8

Operating income	$88.9	$96.3	$19.8	$(91.6)	113.4

Other income (expense) unallocated					(25.8)

Income from continuing operations					$87.6

Depreciation and amortization	$20.9	$17.6	$14.3	$39.2	$92.0

Capital expenditures	$24.3	$7.1	$18.2	$0.9	$50.5

Total assets	$2,847.4	$2,232.0	$1,432.7	$823.1	$7,335.2

Goodwill	$2,044.9	$1,677.6	$426.4	$—	$4,148.9

     For the six-month period ended June 30, 2010 (in millions):

				Corporate
	FSG	PSG	ISG	and Other	Total
Processing and services revenues	$901.8	$1,249.4	$395.7	$(11.2)	$2,535.7
Operating expenses	591.3	837.0	358.1	388.6	2,175.0

Operating income	$310.5	$412.4	$37.6	$(399.8)	360.7

Other income (expense) unallocated					(65.5)

Income from continuing operations					$295.2

Depreciation and amortization	$75.7	$49.3	$30.4	$149.7	$305.1

Capital expenditures	$75.7	$28.1	$26.3	$4.1	$134.2

     For the six-month period ended June 30, 2009 (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued

				Corporate
	FSG	PSG	ISG	and Other	Total
Processing and services revenues	$536.2	$743.5	$344.7	$(1.1)	$1,623.3
Operating expenses	373.7	561.4	310.3	184.7	1,430.1

Operating income	$162.5	$182.1	$34.4	$(185.8)	193.2

Other income (expense) unallocated					(55.8)

Income from continuing operations					$137.4

Depreciation and amortization	$41.4	$35.5	$27.2	$79.8	$183.9

Capital expenditures	$48.5	$14.9	$27.9	$3.3	$94.6

     Customers in Brazil, Germany and the United Kingdom accounted for the majority of the revenues from non-U.S. based customers.
Financial Solutions Group
     FSG focuses on serving the processing needs of financial institutions, commercial lenders, finance companies and other businesses. FSG’s primary software applications function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts. FSG also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between FSG’s financial institution customers and their clients. FSG offers applications and services through a range of delivery and service models, including on-site outsourcing and remote processing arrangements, as well as on a licensed software basis for installation on customer-owned and operated systems. FSG also offers technology solutions, ranging in scope from consulting engagements to application development projects and from operations support for a single application to full management of information technology infrastructures. Outsourced customer service teams, both onshore and offshore, are also provided.
Payment Solutions Group
     PSG provides a comprehensive set of software and services for EFT, network, card processing, image, bill payment, government and healthcare solutions for North America. PSG is focused on servicing the payment and electronic funds transfer needs of North American headquartered banks and credit unions, automotive financial companies, commercial lenders, and independent community and savings institutions.
     International Solution Group
     ISG offers both financial solutions and payment solutions to a wide array of international financial institutions. Also, this segment includes the Company’s consolidated Brazilian Venture (see note 7). Included in this segment are long-term assets, excluding goodwill and other intangible assets, located outside of the United States totaling $470.0 million and $442.7 million at June 30, 2010 and 2009, respectively. These assets are predominantly located in Germany, Brazil, the United Kingdom and India.
     Corporate and Other
     The Corporate and Other segment consists of the corporate overhead costs and interest expense that are not allocated to operating segments. Corporate overhead costs relate to human resources, finance, legal, accounting, domestic sales and marketing, merger and acquisition activity and amortization of acquisition-related intangibles and other costs that are not considered when management evaluates segment performance.
(12) Subsequent Events
     Long Term Debt
     On July 16, 2010, we completed offerings of $600.0 million aggregate principal amount of 7.625% Senior Notes due 2017 (the “2017 Notes”) and $500.0 million aggregate principal amount of 7.875% Senior Notes due 2020 (the “2020 Notes” and together with the 2017 Notes, the “Notes”). FIS issued the Notes in two separate series under an indenture dated as of July 16, 2010 among FIS, FIS’ domestic subsidiaries that guaranteed its amended credit facility (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes were offered and sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all applicable state laws. We have agreed to exchange each series of the Notes for a new issue of substantially identical notes registered under the Securities Act of 1933, as amended, as soon as practicable but in no event later than 360 days after the July 16, 2010, closing.
     Interest on the 2017 Notes accrues at the rate of 7.625% per annum and interest on the 2020 Notes accrues at the rate of 7.875% per annum. Interest on each series of Notes is payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2011. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the Guarantors.
     The Notes and the related guarantees will be general senior unsecured obligations of FIS and the Guarantors and will (1) rank equally in right of payment with all of FIS’ and the Guarantors’ existing and future senior debt, (2) be effectively junior to all of FIS’ and the Guarantors’ existing and future secured debt to the extent of the value of the assets securing that secured debt, (3) be effectively junior to all existing and future debt and liabilities of FIS’ non-guarantor subsidiaries and (4) rank senior in right of payment to all of FIS’ future debt, if any, that is by its terms expressly subordinated to the Notes.
     FIS may redeem some or all of the 2017 Notes and the 2020 Notes before July 15, 2013 and July 15, 2014, respectively, by paying a “make-whole” premium. FIS may redeem some or all of the 2017 Notes and the 2020 Notes on or after July 15, 2013 and July 15, 2014, respectively, at specified redemption prices. In addition, before July 15, 2013, FIS may redeem up to 35% of the Notes with the net proceeds of certain equity offerings.
     FIS is obligated to offer to repurchase the Notes at a price of (a) 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events and (b) 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain asset sales. These restrictions and prohibitions are subject to certain qualifications and exceptions.
     The indenture contains covenants that, among other things, limit FIS’ ability and the ability of certain of FIS’ subsidiaries (a) to incur or guarantee additional indebtedness, (b) to make certain restricted payments, (c) to create or incur certain liens, (d) to create restrictions on the payment of dividends or other distributions to FIS from its restricted subsidiaries, (e) to engage in sale and leaseback transactions, (f) to transfer all or substantially all of the assets of FIS or any restricted subsidiary or enter into merger or consolidation transactions and (g) to engage in certain transactions with affiliates. These covenants are subject to a number of exceptions, limitations and qualifications in the indenture.
     On July 16, 2010, FIS, entered into a Joinder Agreement (the “Joinder Agreement”), under which FIS issued a new tranche of term loans under the FIS Credit Agreement in an aggregate principal amount of $1.5 billion (the “Term Loan B”). The Term Loan B is subject in all material respects to the provisions applicable to other term loans under the FIS Credit Agreement. Interest on the Term Loan B will be generally payable at LIBOR plus 3.75% per annum (with LIBOR subject to a floor of 1.50%). The Term Loan B is subject to mandatory quarterly amortization payments of $3.8 million payable on or prior to the last day of each March, June, September and December (starting with December 31, 2010), with a final payment of the entire remaining balance of the Term Loan B on its maturity date of July 18, 2016.
     Also on July 16, 2010, FIS used a portion of the net proceeds of the Notes and the Term Loan B to repay in full the outstanding amount under the Metavante Term Loan and subsequently terminated the Metavante Credit Agreement. FIS intends to use the remaining net proceeds of the Notes and the Term Loan B, together with other borrowings, to repurchase shares of common stock, and to pay fees and expenses.
     Dividend Declaration
     On July 20, 2010 the Company’s Board of Directors approved a regular quarterly dividend of $0.05 per common share payable on September 30, 2010 to shareholders of record as of the close of business September 16, 2010.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
(13) Supplemental Guarantor Financial Information
On July 16, 2010, FIS completed the offering of $600.0 million aggregate principal amount of 7.625%, Senior Notes due 2017 (the“2017 Notes”) and $500.0 million aggregate principal amount of 7.875%, Senior Notes due 2020 (the “2020 Notes” and together with the 2017 Notes, the “Notes”). FIS issued the Notes in two separate series under an indenture dated as of July 16, 2010 among FIS, FIS’ domestic subsidiaries that guarantee its amended credit facility (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes were offered and sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all applicable state laws. FIS and the Guarantors will use their reasonable best efforts to publicly register new notes with substantially identical terms in a planned future exchange offer.
The following supplemental financial information sets forth for FIS and its Guarantor and non-guarantor subsidiaries: (a) the condensed consolidating balance sheets as of June 30, 2010 and December 31, 2009; (b) the condensed consolidating statements of earnings for the quarter and year-to-date periods ended June 30, 2010 and 2009; and (c) the condensed consolidating statements of cash flows for the year-to-date periods ended June 30, 2010 and 2009.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
Condensed Consolidating Balance Sheets

	June 30, 2010
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1.5	$204.2	$296.3	$—	$502.0
Settlement deposits	—	43.5	—	—	43.5
Trade receivables, net	—	290.2	451.6	(4.8)	737.0
Investment in subsidiaries, intercompany, and receivables from related parties	8,991.1	6,780.9	837.5	(16,576.1)	33.4
Other current assets	14.8	232.5	54.3	0.7	302.3

Total current assets	9,007.4	7,551.3	1,639.7	(16,580.2)	1,618.2

Property and equipment, net	2.2	302.4	63.7	—	368.3
Goodwill	—	7,405.0	802.0	—	8,207.0
Intangible assets, net	—	1,814.4	481.6	—	2,296.0
Computer software, net	25.6	679.7	200.0	—	905.3
Other noncurrent assets	39.4	161.9	170.2	—	371.5

Total assets	$9,074.6	$17,914.7	$3,357.2	$(16,580.2)	$13,766.3

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$134.6	$207.8	$217.5	$(5.7)	$554.2
Settlement payables	—	111.1	4.0	—	115.1
Current portion of long-term debt	247.1	—	16.6	—	263.7
Deferred revenues	—	208.3	70.9	—	279.2

Total current liabilities	381.7	527.2	309.0	(5.7)	1,212.2

Deferred income taxes	—	768.5	86.5	1.4	856.4
Long-term debt, excluding current portion	2,468.2	229.0	—	—	2,697.2
Other long-term liabilities	39.9	170.6	111.5	—	322.0

Total liabilities	2,889.8	1,695.3	507.0	(4.3)	5,087.8

Total equity	6,184.8	16,219.4	2,850.2	(16,575.9)	8,678.5

Total liabilities and equity	$9,074.6	$17,914.7	$3,357.2	$(16,580.2)	$13,766.3

	December 31, 2009
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1.9	$222.6	$206.4	$—	$430.9
Settlement deposits	—	50.8	—	—	50.8
Trade receivables, net	—	313.1	457.1	(4.8)	765.4
Investment in subsidiaries, intercompany, and receivables from related parties	9,050.2	7,065.0	850.7	(16,933.9)	32.0
Other current assets	16.7	313.8	55.2	1.3	387.0

Total current assets	9,068.8	7,965.3	1,569.4	(16,937.4)	1,666.1

Property and equipment, net	1.3	310.5	64.1	—	375.9
Goodwill	—	7,373.9	859.0	—	8,232.9
Intangible assets, net	—	1,895.0	501.8	—	2,396.8
Computer software, net	24.8	695.9	212.0	—	932.7
Other noncurrent assets	24.4	165.9	202.9	—	393.2

Total assets	$9,119.3	$18,406.5	$3,409.2	$(16,937.4)	$13,997.6

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$63.0	$312.1	$225.9	$(4.8)	$596.2
Settlement payables	—	118.8	3.5	—	122.3
Current portion of long-term debt	210.0	8.2	18.5	—	236.7
Deferred revenues	—	214.8	64.7	—	279.5

Total current liabilities	273.0	653.9	312.6	(4.8)	1,234.7

Deferred income taxes	—	826.4	88.2	1.3	915.9
Long-term debt, excluding current portion	2,230.6	785.8	0.2	—	3,016.6
Other long-term liabilities	40.4	144.0	127.4	—	311.8

Total liabilities	2,544.0	2,410.1	528.4	(3.5)	5,479.0

Total equity	6,575.3	15,996.4	2,880.8	(16,933.9)	8,518.6

Total liabilities and equity	$9,119.3	$18,406.5	$3,409.2	$(16,937.4)	$13,997.6

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
Condensed Consolidating Statements of Earnings

	Six Months Ended June 30, 2010
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Processing and services revenues	$—	$2,141.0	$428.5	$(33.8)	$2,535.7
Operating expenses	156.0	1,668.8	384.0	(33.8)	2,175.0

Operating income	(156.0)	472.2	44.5	—	360.7

Other income (expense):
Interest expense, net	(44.4)	(2.9)	(0.3)	—	(47.6)
Other income (expense)	(9.4)	(8.7)	0.2	—	(17.9)
Net earnings (loss) of equity affiliates	314.9	—	—	(314.9)	—

Total other income (expense)	261.1	(11.6)	(0.1)	(314.9)	(65.5)

Earnings from continuing operations before income taxes	105.1	460.6	44.4	(314.9)	295.2
Provision for income taxes	(80.9)	177.5	12.6	—	109.2

Net earnings from continuing operations	186.0	283.1	31.8	(314.9)	186.0
Earnings (loss) from discontinued operations, net of tax	(1.4)	—	(1.4)	1.4	(1.4)

Net earnings	184.6	283.1	30.4	(313.5)	184.6
Net (earnings) loss attributable to noncontrolling interest	(1.1)	0.9	(2.0)	1.1	(1.1)

Net earnings attributable to FIS common stockholders	$183.5	$284.0	$28.4	$(312.4)	$183.5

	Six Months Ended June 30, 2009
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Processing and services revenues	$—	$1,299.8	$323.5	$—	$1,623.3
Operating expenses	57.6	1,067.9	304.6	—	1,430.1

Operating income	(57.6)	231.9	18.9	—	193.2

Other income (expense):
Interest expense, net	(60.9)	(2.5)	0.9	—	(62.5)
Other income (expense)	(0.2)	(5.5)	12.4	—	6.7
Net earnings (loss) of equity affiliates	163.5	—	—	(163.5)	—

Total other income (expense)	102.4	(8.0)	13.3	(163.5)	(55.8)

Earnings from continuing operations before income taxes	44.8	223.9	32.2	(163.5)	137.4
Provision for income taxes	(45.6)	88.4	4.4	—	47.2

Net earnings from continuing operations	90.4	135.5	27.8	(163.5)	90.2
Earnings (loss) from discontinued operations, net of tax	2.1	—	2.1	(2.1)	2.1

Net earnings	92.5	135.5	29.9	(165.6)	92.3
Net (earnings) loss attributable to noncontrolling interest	(0.1)	—	(0.1)	0.1	(0.1)

Net earnings attributable to FIS common stockholders	$92.4	$135.5	$29.8	$(165.5)	$92.2

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
Condensed Consolidating Statements of Earnings

	Three Months Ended June 30, 2010
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Processing and services revenues	$—	$1,086.6	$218.2	$(18.7)	$1,286.1
Operating expenses	89.6	848.7	189.6	(18.7)	1,109.2

Operating income	(89.6)	237.9	28.6	—	176.9

Other income (expense):
Interest expense, net	(17.8)	(1.6)	0.1	—	(19.3)
Other income (expense)	(9.3)	(2.9)	(0.4)	—	(12.6)
Net earnings (loss) of equity affiliates	163.1	—	—	(163.1)	—

Total other income (expense)	136.0	(4.5)	(0.3)	(163.1)	(31.9)

Earnings from continuing operations before income taxes	46.4	233.4	28.3	(163.1)	145.0
Provision for income taxes	(45.0)	90.0	8.6	—	53.6

Net earnings from continuing operations	91.4	143.4	19.7	(163.1)	91.4
Earnings (loss) from discontinued operations, net of tax	(0.3)	—	(0.3)	0.3	(0.3)

Net earnings	91.1	143.4	19.4	(162.8)	91.1
Net (earnings) loss attributable to noncontrolling interest	(1.2)	0.4	(1.6)	1.2	(1.2)

Net earnings attributable to FIS common stockholders	$89.9	$143.8	$17.8	$(161.6)	$89.9

	Three Months Ended June 30, 2009
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Processing and services revenues	$—	$658.0	$171.2	$—	$829.2
Operating expenses	26.9	532.8	156.1	—	715.8

Operating income	(26.9)	125.2	15.1	—	113.4

Other income (expense):
Interest expense, net	(30.3)	(0.3)	(0.7)	—	(31.3)
Other income (expense)	—	(0.9)	6.4	—	5.5
Net earnings (loss) of equity affiliates	92.9	—	—	(92.9)	—

Total other income (expense)	62.6	(1.2)	5.7	(92.9)	(25.8)

Earnings from continuing operations before income taxes	35.7	124.0	20.8	(92.9)	87.6
Provision for income taxes	(22.0)	49.0	3.1	—	30.1

Net earnings from continuing operations	57.7	75.0	17.7	(92.9)	57.5
Earnings (loss) from discontinued operations, net of tax	2.1	—	2.1	(2.1)	2.1

Net earnings	59.8	75.0	19.8	(95.0)	59.6
Net (earnings) loss attributable to noncontrolling interest	(0.4)	—	(0.4)	0.4	(0.4)

Net earnings attributable to FIS common stockholders	$59.4	$75.0	$19.4	$(94.6)	$59.2

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — Continued
Condensed Consolidating Statements of Cash Flows

	Six Months Ended June 30, 2010
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
	(in millions)
Cash flows from operating activities	$(85.5)	$504.2	$(2.1)	$28.6	$445.2
Cash flows from investing acitivies	30.3	(146.9)	43.3	—	(73.3)
Cash flows from financing activities	54.7	(375.6)	61.0	(28.6)	(288.5)
Effect of foreign currency exchange rates on cash	—	—	(12.3)	—	(12.3)

Net increase (decrease) in cash	$(0.5)	$(18.3)	$89.9	$—	$71.1

	Six Months Ended June 30, 2009
		Guarantor	Non-guarantor		Consolidated
	FIS	Subsidiaries	Subsidiaries	Eliminations	FIS
			(in millions)
Cash flows from operating activities	$(31.4)	$341.4	$47.2	$(26.1)	$331.1
Cash flows from investing acitivies	0.8	(74.6)	(26.2)	—	(100.0)
Cash flows from financing activities	25.9	(261.9)	(24.5)	26.1	(234.4)
Effect of foreign currency exchange rates on cash	—	—	10.3	—	10.3

Net increase (decrease) in cash	$(4.7)	$4.9	$6.8	$—	$7.0